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CORPORATION AND ECHLIN INC.
ANALYST TELECONFERENCE SCRIPT
May 4, 1998


OPERATOR TURNS CALL OVER TO MR. SUPERITS.
I will now turn the call over to Mr. Stephen Superits, vice president of investor relations of Dana Corporation. Mr. Superits--

STEVE SUPERITS:

Thank you operator. I'm Steve Superits of Dana Corporation. Before I turn the call over to Woody and Larry, the lawyers are making me read this statement:

Certain statements contained herein constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of Dana or Echlin, including with respect to the proposed merger, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the following: achieving sales levels to fulfill revenue expectations; the absence of presently unexpected costs or charges, certain of which may be outside the control of Dana and Echlin; the cyclical nature of the automotive industry; failure to achieve synergies or savings anticipated in the merger; general economic and business conditions; and competition. Additional factors are detailed in Dana's and Echlin's public filings with the Securities and Exchange Commission. Dana and Echlin disclaim any responsibility to update any forward-looking statement provided in this teleconference.

With that out of the way, let me turn the call over to Woody Morcott, chairman and chief executive officer of Dana. Woody--


MR. MORCOTT:

Good Morning. I'm Woody Morcott and with me today are Larry McCurdy, chairman, president and CEO of Echlin and Joe Onorato, Echlin's CFO. Also here today is Jack Simpson, Dana's CFO.

As you can imagine this is a very big day for our two companies. I'm delighted to announce that the boards of directors of Dana and Echlin have unanimously approved a definitive merger agreement calling for a tax-free, stock-for-stock transaction between our two companies. This transaction combines Dana, a global leader in automotive original equipment business, with Echlin, a global leader in the automotive aftermarket. The combined company will have annual sales of about $13 billion and a total equity market value of almost $10 billion.

Let me review the terms:

Under the agreement, Echlin shareholders would receive 0.9293 shares of Dana for each share of Echlin they own. Based upon a closing price of $593/16 per share for Dana on Friday, May 1, 1998, this represents a price of $55 per Echlin share. To complete the transaction, Dana would issue approximately $3.6 billion in common stock to Echlin shareholders and assume about $570 million in net debt.

The merger is conditioned upon the approval of Dana and Echlin shareholders and customary regulatory approvals. The companies anticipate that the transaction should close in the third calendar quarter of 1998.

The transaction is expected to be accounted for as a pooling of interests and to become accretive to earnings per share during the first full year of operations after the merger. (Expected to be 1999)

Once full integration is achieved, which will be substantially complete by the year 2000, we anticipate synergies would add approximately $200 million annually to operating income. These synergies would be over and above the Phase I and Phase II repositioning initiatives previously announced by Larry McCurdy and his team at Echlin. 1999 pre-tax synergies from the transaction are expected to be about $75 million. Savings would result from the elimination of duplicate functions, consolidation of distribution and marketing infrastructure, improved productivity, and the benefits of global materials and components sourcing.

More importantly, we would be able to leverage our combined marketing
strengths.   We will capitalize on Echlin's premier position in the
aftermarket to sell Dana's products, while at the same time accelerating Echlin's efforts to grow with its global OE customers where Dana has a leadership position.

The combination with Echlin would greatly expand Dana's presence in the global automotive aftermarket and selected OE segments. Together, we will be able to offer more comprehensive product lines to both OE and aftermarket customers worldwide than either company could achieve individually. These products include fuel system and engine management components, brakes, and vehicular drivetrain components and systems. Dana and Echlin together will have a stable of premium brand names including Raybestos(R), BWD(R), Quinton Hazell(R), Spicer(R), Perfect Circle(R), Victor Reinz(R), Wix(R) and others.

The transaction fortifies Dana's position as one of the world's largest independent manufacturers of automotive components for the passenger car, truck and off-highway vehicle markets. Following the transaction, Dana will also be one of the largest independent manufacturers of components for the worldwide automotive aftermarket.

This transaction is a major step toward achieving our previously announced Beyond 2000 strategic goals, including improved financial performance, growth in our core product areas, and increased emphasis on the global aftermarket. In fact, this combination helps us to achieve our goals of 50% diversified sales and $10 billion in annual sales ahead of schedule. This move will have the benefit of expanding our product line and significantly broadening and balancing our customer base.

In short, Echlin helps Dana in the aftermarket. Dana helps Echlin in the original equipment business. Dana gains two new core products -- brakes and engine fluid products -- each with combined sales of over $1 billion. These products will greatly enhance our engine components business, sales will exceed $3 billion.

This transaction also strengthens our balance sheet. By the end of this year, the combined company is expected to have debt-to-total capital of less than 40% -- achieving another important goal. This positions Dana to capitalize on opportunities for future growth.

And now let me turn the call over to Larry for his comments.

MR. MCCURDY:

Thanks Woody.  I too am very excited and happy to be here today.

Combining Echlin with Dana makes strategic sense. There is a natural fit between our two companies. Dana is a well-established and respected company in the motor vehicle components industry with top-quality products and well-known brand names, much like Echlin. The two companies have extremely complementary product lines and serve similar channels of distribution.

This combination gives Echlin the opportunity to become part of a stronger, combined company in this rapidly consolidating industry. Overall, the transaction will give our two global companies ample opportunities to expand our business.

The transaction also provides significant synergies in both the OE and the aftermarket, providing a better balance for the combined corporation.

This transaction is a win-win for our shareholders, employees and customers. It provides Echlin shareholders with an immediate premium while allowing all our constituents to participate in the upside potential of the combined company.

Our management teams are experienced in the industry and are very compatible. We have already received positive customer reaction to this transaction.

In this transaction, in addition to the $55 value per share, Echlin shareholders would receive an annualized dividend of $1.08 as compared to Echlin's current annualized dividend of $0.90 per share, that's a 20% increase.

I also want to announce that the board of directors of Echlin has formally rejected SPX Corporation's unsolicited offer and recommended that we merge with Dana.

In contrast to our strategic combination with Dana, the SPX offer was inadequate and not in the best interest of Echlin shareholders and other Echlin constituencies.

In short, in Dana we have found an ideal partner and a compelling combination. This transaction offers significant immediate value to our shareholders and it provides all our stakeholders the opportunity to participate in the company's upside potential.

Together, Dana and Echlin will offer customers a full range of high quality automotive products -- building on our combined strong brands and long-standing distribution relationships. We will provide superior products, services, and value to our customers. I am delighted with the opportunities this transaction presents.

Now let me turn the call back to Woody.


MR. MORCOTT:

Thank you Larry.

You know, I am particularly pleased that Larry will join Dana as president of the Echlin Strategic Business Unit, which will lead our aftermarket activities. Larry and I have known each other for over 20 years. He is a good businessman. As I told my board yesterday, Larry is the best manufacturing aftermarket guy in the country. I have great respect for his integrity, vision, industry expertise and leadership. I'm looking forward to working with the Echlin team to build on their strengths in the combined company.

Now we would be happy to take your questions.  Operator:

OPERATOR SPEAKS

QUESTION AND ANSWER SESSION

END Q & A BY ANNOUNCING THAT WE WILL TAKE ONLY ONE MORE QUESTION

OPERATOR CLOSES Q&A AND TURNS CALL BACK TO MR. MORCOTT.

MR. MORCOTT:

I would like to thank everyone for joining us this morning.

In closing I'd just like to summarize that this combination will benefit both Dana and Echlin shareholders. We are further diversifying our business base. We see numerous opportunities for significant synergies. In addition to the substantial synergies, by diversifying the company's business base, we expect that this combination will enhance shareholder value relative to the historically higher multiples accorded aftermarket businesses.

We have identified a number of ways to streamline the distribution process and to generate economies in manufacturing, capitalizing on our proven track record of aggressive asset management. We see opportunities to sell Echlin components to Dana customers and to further utilize Dana's R&D and engineering capabilities to produce a broader range of world-class quality components for the aftermarket. Dana and Echlin are an ideal combination of products, markets, leadership, and cultures. I look forward to closing this transaction and getting on with the business of seizing the opportunities it creates.

Thank you.